Exhibit 99.1

M.D.C. Holdings, Inc.

News Release

M.D.C. HOLDINGS INCREASES NUMBER OF DIRECTORS ON THE BOARD AND

APPOINTS COURTNEY L. MIZEL TO THE BOARD OF DIRECTORS

DENVER, COLORADO, Tuesday, June 27, 2017. M.D.C. Holdings, Inc. (NYSE: MDC) today announced that, on June 26, 2017, its Board of Directors, on the recommendation of the Corporate Governance/Nominating Committee, increased the number of directors on the Board from eight to nine and appointed Courtney L. Mizel as a Class III Director to fill the vacancy on the Board, with a term expiring in 2018.

Ms. Mizel is a Principal at Mizel Consulting where she has worked for over 20 years. In this role, Ms. Mizel advises companies in various industries on matters relating to business management and strategy, including operations, business development, marketing, as well as legal matters.

She is also a Founding Director of The Counterterrorism Education Learning Lab, an organization dedicated to preventing terrorism through education, empowerment, and engagement. She is involved in a number of non-profit activities, including serving on the Boards of Directors of Zimmer Children’s Museum, Sharsheret National, and JQ International.

Ms. Mizel received her Bachelor of Science in Economics with honors from The Wharton School of the University of Pennsylvania and her Juris Doctor from the University of Southern California Gould School of Law. She is the daughter of the Company’s Chairman of the Board and Chief Executive Officer, Larry A. Mizel.

“The Board of MDC gains an important new director in Ms. Mizel and will benefit from her legal and business achievements,” said Herbert T. Buchwald, the Company’s independent lead director. “Ms. Mizel’s keen intellect and diverse yet highly relevant experiences will provide the Board with enhanced business, operational, governance and legal perspectives for the benefit of the Company and all of our shareholders.”

About MDC

M.D.C. Holdings, Inc. was founded in 1972. MDC's homebuilding subsidiaries, which operate under the name Richmond American Homes, have built and financed the American Dream for more than 190,000 homebuyers since 1977. MDC's commitment to customer satisfaction, quality and value is reflected in each home its subsidiaries build. MDC is one of the largest homebuilders in the United States. Its subsidiaries have homebuilding operations across the country, including the metropolitan areas of Denver, Colorado Springs, Salt Lake City, Las Vegas, Phoenix, Tucson, Riverside-San Bernardino, Los Angeles, San Diego, Orange County, San Francisco Bay Area, Sacramento, Washington D.C., Baltimore, Orlando, Jacksonville, South Florida and Seattle. The Company's subsidiaries also provide mortgage financing, insurance and title services, primarily for Richmond American homebuyers, through HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company, respectively. M.D.C. Holdings, Inc. is traded on the New York Stock Exchange under the symbol "MDC." For more information, visit www.mdcholdings.com.

Contact:         Kevin McCarty

Vice President of Finance and Corporate Controller

1-866-424-3395 / 720-977-3395

IR@mdch.com